Subsidiaries


SunWize Technologies, Inc.
Bio-Energy Systems, Inc.
Bio-Hydroponics, Inc.
Bio-Energy Services Corp.
Beta Allegany, Inc.
Beta Hydroponics, Allegany, Inc.
Beta Partnerships, Inc.
Besicorp Development Inc.
Besicorp Services Inc.
Besicorp International Power Corp.
Beta International Power Corp.
Beta Worldwide Power Inc.
Beta Mexico
Beta Brasil Inc.
Beta BGE Inc.
Reina Distributing, Inc.